Exhibit 99.1

FOR IMMEDIATE RELEASE

Royal Caribbean Group appoints Governor Michael O. Leavitt to Board of Directors

MIAMI – February 11, 2022 – Royal Caribbean Group (NYSE: RCL) today announced the appointment of Governor Michael O. Leavitt, three-time elected governor of Utah and former Secretary of Health and Human Services during President George W. Bush’s administration, to its Board of Directors.

“Governor Leavitt’s leadership of the Healthy Sail Panel and tireless work to synthesize cross-disciplinary expertise into safety guidelines for the entire cruise industry led directly to our successful return to sail amid the COVID-19 pandemic,” said Richard Fain, Chairman of the Board of Directors of Royal Caribbean Group. "His knowledge and experience in finding solutions to public health issues will be a valuable addition to the board."

Governor Leavitt co-chaired the Healthy Sail Panel, a group of experts across disciplines tasked with collaboratively developing recommendations for cruise lines to advance their public health response to COVID-19, improve safety, and return to a safe resumption of operations. The panel developed a comprehensive report, including 74 detailed best practices, to protect the public health and safety of guests, crew and the communities where cruise ships call. The recommendations were adopted by the entire cruise industry and submitted to the U.S. Centers for Disease Control and Prevention (CDC), in response to a CDC request for public comment to inform future public health guidance and preventative measures relating to travel on cruise ships.

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Leavitt is the Co-Chairman of Health Management Associates, a health care consulting firm, and chairman of Leavitt Equity Partners, a private equity fund. In 1984, Leavitt became chief executive of The Leavitt Group, a family business that is now the nation’s second largest, privately held insurance brokerage. In 1993, Leavitt was elected governor of Utah. He served three terms from 1993 through 2003. In 2003, he joined the Cabinet of President George W. Bush, serving in two positions, first as administrator of the Environmental Protection Agency from 2003 through 2005 and then as secretary of Health and Human Services (HHS) from 2005 through 2009. At HHS, he administered a $750 billion budget — nearly 25 percent of the entire federal budget — and 67,000 employees. He currently serves on the board of directors of American Express.

Leavitt grew up in Cedar City, Utah. He earned a bachelor’s degree in business from Southern Utah University.

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Media contact: Jonathon Fishman

Email: corporatecommunications@rccl.com

About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 61 ships traveling to more than 800 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 12 ships on order as of December 31, 2021.  Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.